SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934

(Amendment No.:2 )*

Name of issuer:  EPR Properties formerly: Entertainment Properties Trust

Title of Class of Securities:  REIT

CUSIP Number:  26884U109

Date of Event Which Requires Filing of this Statement: December 31, 2012

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  (X) Rule 13d-1(b)

  (  ) Rule 13d-1(c)

  (  ) Rule 13d-1(d)

  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on the following page(s))

13G

CUSIP No.:  26884U109

1.  NAME OF REPORTING PERSON

  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

  VANGUARD SPECIALIZED FUNDS - VANGUARD REIT INDEX FUND - 23-2834924

2.  CHECK THE APPROPRIATE [LINE] IF A MEMBER OF A GROUP

A.	B. X

3.  SEC USE ONLY

4.  CITIZENSHIP OF PLACE OF ORGANIZATION

  Delaware

(For questions 5-8, report the number of shares beneficially owned by each reporting person with:)

5.  SOLE VOTING POWER

  3,100,510

6.  SHARED VOTING POWER

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

0

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  3,100,510

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

  N/A

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

  6.62%

12.  TYPE OF REPORTING PERSON

  IV

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Act of 1934

Check the following [line] if a fee is being paid with this statement   N/A

Item 1(a) - Name of Issuer:

  EPR Properties formerly: Entertainment Properties Trust

Item 1(b) - Address of Issuer's Principal Executive Offices:

  909 WALNUT STREET

  SUITE 200

  KANSAS CITY, MISSOURI 64106

Item 2(a) - Name of Person Filing:

  VANGUARD SPECIALIZED FUNDS - VANGUARD REIT INDEX FUND - 23-2834924

Item 2(b) – Address of Principal Business Office or, if none, residence:

  100 Vanguard Blvd.

  Malvern, PA  19355

Item 2(c) – Citizenship:

  Delaware

Item 2(d) - Title of Class of Securities:

  REIT

Item 2(e) - CUSIP Number

  26884U109

Item 3 - Type of Filing:

  This statement is being filed pursuant to Rule 13d-1.  Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

Item 4 - Ownership:

  (a) Amount Beneficially Owned:

  3,100,510

  (b) Percent of Class:

  6.62%

  (c)  Number of shares as to which such person has:

  (i)  sole power to vote or direct to vote:  3,100,510

  (ii)  shared power to vote or direct to vote:

  (iii)  sole power to dispose of or to direct the disposition of:  VANGUARD SPECIALIZED FUNDS - VANGUARD REIT INDEX FUND - 23-2834924

  (iv)  shared power to dispose or to direct the disposition of:  VANGUARD SPECIALIZED FUNDS - VANGUARD REIT INDEX FUND - 23-2834924

Comments:

Item 5 - Ownership of Five Percent or Less of a Class:

  Not Applicable

Item 6 - Ownership of More Than Five Percent on Behalf of Another Person:

  Not applicable

Item 7 - Identification and Classification of the Subsidiary Which Acquired The Security Being Reported on by the Parent Holding Company:

  Not Applicable

Item 8 - Identification and Classification of Members of Group:

  Not applicable

Item 9 - Notice of Dissolution of Group:

  Not applicable

Item 10 - Certification:

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Signature

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  01/25/2013

By /s/ F. William McNabb III*

F. William McNabb III

President and Chief Executive Officer

*By: /s/ Glenn Booraem

Glenn Booraem, pursuant to a Power of Attorney filed January 29, 2010, see File Number 005-81485, Incorporated by Reference